Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post Effective Amendment No. 49 to the registration statement on Form N- 1A (“Registration Statement”) of our report dated August 26, 2010, relating to the financial statements and financial highlights which appears in the June 30, 2010 Annual Report to the Shareholders of Natixis Cash Management Trust – Money Market Series, the sole series of Natixis Cash Management Trust, which is also incorporated by reference in the Registration Statement. We also consent to the references to us under the headings “Financial Performance” and “Independent Registered Public Accounting Firm” in such Registration Statement.

PricewaterhouseCoopers LLP

Boston, Massachusetts

August 23, 2010